                                                    ----------------------------
                                                          OMB APPROVAL
                                                    ----------------------------
                                                     OMB Number .....3236-0145
                                                     Expires: December 31, 2005
                                                     Estimated average burden
                                                     Hours per response .....15
                                                    ----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                            NOCOPI TECHNOLOGIES INC.
                     -------------------------------------
                                (Name of Issuer)

                                  Common Stock
                     -------------------------------------
                         (Title of Class of Securities)

                                   655212 20 7
                     -------------------------------------
                                 (CUSIP Number)



          ------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of s.s.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See s.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 655212 20 7            SCHEDULE 13D                 Page 2 of 5 Pages
_______________________________________________________________________________

    1      Name of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only)

                Ross L. Campbell
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)  [ ]
           (b)  [X]
______________________________________________________________________________

    3      SEC Use Only
______________________________________________________________________________

    4      Source of Funds (See Instructions)
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                             [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           United States of America
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       2,416,690 Shares
Beneficially   |_____|________________________________________________________
  Owned by     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       0 Shares
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       0 Shares
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       0 Shares
_______________|_____|_________________________________________________________

   11 Aggregate Amount Beneficially Owned by Each Reporting Person __________ Shares
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares (See Instructions)                          [X]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
          ____%
______________________________________________________________________________

   14     Type of Reporting Person (See Instructions)
          IN
_____________________________________________________________________________

CUSIP No. 655212 20 7            SCHEDULE 13D                 Page 3 of 5 Pages
_______________________________________________________________________________

    1      Name of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only)

                Marcia W. Campbell
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)  [ ]
           (b)  [X]
______________________________________________________________________________

    3      SEC Use Only
______________________________________________________________________________

    4      Source of Funds (See Instructions)
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                             [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           United States of America
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       647,767 Shares
Beneficially   |_____|________________________________________________________
  Owned by     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       0 Shares
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       0 Shares
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       0 Shares
_______________|_____|_________________________________________________________

   11 Aggregate Amount Beneficially Owned by Each Reporting Person __________ Shares
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares (See Instructions)                          [X]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
          ____%
______________________________________________________________________________

   14     Type of Reporting Person (See Instructions)
          IN
_____________________________________________________________________________

CUSIP No. 655212 20 7            SCHEDULE 13D                 Page 4 of 5 Pages
_______________________________________________________________________________

    1      Name of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only)

                Phyllis B. Fleming Trust
______________________________________________________________________________

    2      Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)  [ ]
           (b)  [X]
______________________________________________________________________________

    3      SEC Use Only
______________________________________________________________________________

    4      Source of Funds (See Instructions)
           PF
______________________________________________________________________________

    5      Check if Disclosure of Legal Proceedings is Required
           Pursuant to Items 2(d) or 2(e)                             [ ]
______________________________________________________________________________

    6      Citizenship or Place of Organization
           United States of America
_______________________________________________________________________________
               |     |
  Number of    |  7  |   Sole Voting Power
   Shares      |     |       200,000 Shares
Beneficially   |_____|________________________________________________________
  Owned by     |     |
   Each        |  8  |   Shared Voting Power
 Reporting     |     |       0 Shares
Person With    |_____|________________________________________________________
               |     |
               |  9  |   Sole Dispositive Power
               |     |       0 Shares
               |_____|________________________________________________________
               |     |
               | 10  |   Shared Dispositive Power
               |     |       0 Shares
_______________|_____|_________________________________________________________

   11 Aggregate Amount Beneficially Owned by Each Reporting Person __________ Shares
______________________________________________________________________________

   12     Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares (See Instructions)                          [X]
______________________________________________________________________________

   13     Percent of Class Represented by Amount in Row (11)
          ____%
______________________________________________________________________________

   14     Type of Reporting Person (See Instructions)
          IN
_____________________________________________________________________________

CUSIP No. 655212 20 7            SCHEDULE 13D                 Page 5 of 5 Pages
_______________________________________________________________________________


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date        March 28, 2005
            ---------------------
Signature   /s/ Ross L. Campbell
            ---------------------
Name/Title  Ross L. Campbell
            ---------------------